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Exhibit 9(b)(xiv)

                                LETTER AGREEMENT

                            SSgA MSCI EAFE INDEX FUND

                            ADMINISTRATION AGREEMENT

September 28, 2001


Frank Russell Investment Management Company
909 A Street
Tacoma, WA  98402

Ladies and Gentlemen:

Pursuant to Paragraph 1 of the Administration Agreement between the SSgA Funds and Frank Russell Investment Management Company, dated April 12, 1988, as amended, the SSgA Funds advise you that it is renaming an existing but heretofore not operating series formerly known as the SSgA International Pacific Index Fund, to be renamed SSgA MSCI EAFE Index Fund (the "Fund"). The SSgA Funds desire Frank Russell Investment Management Company to serve as Administrator with respect to the Fund pursuant to the terms and conditions of the Administration Agreement. The Administrator to the Fund will charge a fee for its services to the Funds as determined by the currently effective Administration Agreement.

Notwithstanding anything to the contrary in Paragraph 11(b), the initial term of the Administration Agreement with respect to the Fund shall be until April 12, 2002. This letter agreement replaces in its entirety the letter agreement dated January 8, 1992, with respect to the Seven Seas Series International Pacific Index Fund.

Please acknowledge your acceptance of acting as Administrator to the Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By: /s/ Lynn L. Anderson
   ----------------------------------------
     Lynn L. Anderson
     President

ACKNOWLEDGED AND ACCEPTED
-------------------------

Frank Russell Investment Management Company


By:/s/ J. David Griswold
   ----------------------------------------
     J. David Griswold
     Associate General Counsel
       and Assistant Secretary